Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 2.7

Agreement No.: L044568B

POWER PC LICENSE AGREEMENT

between

INTERNATIONAL BUSINESS MACHINES CORPORATION

(AS SELLER)

and

APPLIED MICRO CIRCUITS CORPORATION

(AS BUYER)

This POWER PC License Agreement is made and entered into as of the Effective Date, by and between International Business Machines Corporation, incorporated under the laws of the State of New York (“SELLER”), and Applied Micro Circuits Corporation, incorporated under the laws of Delaware (“BUYER”). BUYER and SELLER are hereinafter jointly referred to as the “Parties” or individually as a “Party”.

SECTION 1 – DEFINITIONS

Capitalized terms used but not defined in this Agreement shall have the respective meanings assigned to them in the Intellectual Property Agreement or the Asset Purchase Agreement.

“Agreement” means the terms and conditions of this POWER PC License Agreement.

“Asset Purchase Agreement” means the agreement of the same name and of even date herewith between SELLER and BUYER.

“BUYER Confidential Information” means all information/items disclosed or delivered by BUYER to SELLER hereunder, and identified by BUYER as confidential relating to BUYER’s past, present, and future research, development and business activities including but not limited to the following information/items disclosed here under: any BUYER product plans and technology.

“Confidential Information” means BUYER Confidential Information or SELLER Confidential Information as the context requires.

“Derivative Work” means work which is based upon a preexisting copyrighted work, such as a revision, modification, translation, abridgment, condensation, expansion, compilation or any other form in which such preexisting work may be recast, transformed or adapted, and which, if prepared without authorization of the owner(s) of the copyright in such preexisting work, would constitute a copyright infringement.

“Embedded Applications” means all fields of use other than Personal Computers, Servers, or Game Consoles.

“Effective Date” means the Closing Date.

“Fragmentation” means the occurrence of a software industry development environment that may cause independent software vendors to develop divergent versions of their application programs or software development tools for a particular operating system as a result of differences in Integrated Circuit architecture, design or instructions.

“Game Console” means an electronic device designed primarily for running games.

“Intellectual Property Agreement” means the agreement of the same name and of even date herewith between SELLER and BUYER.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[*]

“Party(ies)” means BUYER and SELLER.

“Personal Computer” means an electronic device that (a) contains a processor, permanent and temporary memory storage device, display and operating system, and (b) is capable as shipped or enabled by the manufacturer of executing personal productivity applications (such as word processing, spreadsheet, database, PIM, image editing, financial management).

[*]

“SELLER Confidential Information” means all information/items disclosed or delivered by SELLER to BUYER hereunder, and identified by SELLER as confidential, relating to SELLER’s past, present and future research, development and business activities including, but not limited to, the following information/items disclosed hereunder: all SELLER Technology, any SELLER product plans.

[*]

“Server” means an electronic device performing information processing functions that primarily provides shared applications, resources, information, or services to other systems or collections of systems or multiple end-users/clients through an internal or external communications connection or network, or through the Internet.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Subsidiary” means a corporation, company or other entity now or in the future :

(a)	more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a Party hereto, or

(b)	which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is now or hereafter, owned or controlled, directly or indirectly, by a Party hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

[*]

“Third Party” or “Third Parties” means an entity other than the Parties or their Subsidiaries.

“$” shall mean United States dollars.

SECTION 2 – OWNERSHIP AND LICENSES

2.1	Ownership

2.1.1 SELLER retains ownership of all SELLER Technology. Nothing in this Agreement shall be deemed to transfer to BUYER any ownership interest in any intellectual property of SELLER, including but not limited to any copyrights, trade secrets, know-how, trademarks in the SELLER Technology or any patents, registrations or applications for protection of such intellectual property.

2.1.2 Nothing in this Agreement shall be deemed to transfer to SELLER any ownership interest in any intellectual property of BUYER, including but not limited to any copyrights, trade secrets, know-how, trademarks, patents, registrations or applications for protection of such intellectual property.

2.1.3 SELLER will provide BUYER with the SELLER Technology listed in Attachment 2 in accordance with the procedures set forth in Section 2.1 of the Intellectual Property Agreement.

2.2 SELLER hereby grants to BUYER and its Subsidiaries a [*]

2.2.2 SELLER hereby grants to BUYER and its Subsidiaries, subject to the obligations and limitations of Section 2.6, [*]

2.3	BUYER understands and agrees that no license, immunity or other right is granted herein to BUYER, directly or by implication, estoppel or otherwise, with respect to any patents, proprietary information, know-how, mask works, copyrights or other intellectual property rights, except as specifically provided in Section 2.2, and that no additional licenses,

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

immunity or other rights shall arise from the consummation of this Agreement or from any acts, statements or dealing leading to such consummation. For clarity, the licenses granted in Sections 2.2 and 2.4 do not include the right of BUYER to grant sublicenses to any Third Party other than BUYER’s Subsidiaries and contractors solely for designing and developing Licensed Products for BUYER. BUYER understands that any patent rights covering SELLER Technology that may be granted to BUYER by SELLER shall be covered by a separate patent license agreement between the Parties.

2.4	SELLER hereby grants to BUYER and its Subsidiaries a license under the POWER PC trademark for its use on Licensed Products, as set forth in Attachment 1.

2.5	Except as provided in Section 7, none of the licenses granted by SELLER to BUYER under this Agreement include any assurance as to non-infringement of Third Party intellectual property rights, including (but not limited to) Third Party patents, copyrights, trade secrets and mask work rights.

2.6	BUYER agrees that prior to making any Licensed Product, not manufactured by SELLER available to a Third Party or for use in a higher level of assembly, it will ensure, through a standard testing procedure, that such Licensed Product is either (i) POWER PC Compliant or (ii) only with respect to Derivative Works created pursuant to Section 2.2(b), is POWER PC Book E Compliant, and BUYER agrees to submit to SELLER the results of running such test, and, upon SELLER’s reasonable request, to allow SELLER to witness BUYER’s running of such test. SELLER agrees to evaluate such test results within a reasonable time after receipt of such test results and either to (a) grant certification or (b) notify BUYER of the specific reason(s) such certification is denied. SELLER agrees, in the event such certification is denied, to explain the evaluation results and, where appropriate, provide the data necessary for BUYER to rerun the tests at BUYER’s facility and/or allow an audit by SELLER of the testing procedures conducted at BUYER’s facility and/or, at SELLER’s option, conduct a design review of the relevant Licensed Product and recommend additional testing to obtain SELLER’s certification. It is further BUYER’s responsibility to ensure that any Derivative Works based on the POWER PC 440 will not lead to Fragmentation of the POWER PC Book E Architecture. BUYER further agrees that the allocated, preserved or reserved opcode space and the allocated, preserved or reserved bits in the control and status registers in the POWER PC Book E Architecture along with any special purpose register number and functionality must be defined and implemented in the same manner as those items are treated in the POWER PC 440.

2.6.1	In the event BUYER is unable to achieve POWER PC Compliance or POWER PC Book E Compliance for a Licensed Product, BUYER may engage the services of either SELLER or a Third Party to assist BUYER in achieving such POWER PC Compliance or POWER PC Book E Compliance for a Licensed Product. If BUYER elects to engage SELLER, and SELLER accepts such engagement, SELLER and BUYER shall define a statement of work for such engagement. SELLER’s terms and conditions will be at prevailing market rates.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SECTION 3 – [RESERVED]

SECTION 4 – CONFIDENTIAL INFORMATION

4.1	For a period of [*] from the date of disclosure for SELLER Confidential Information and BUYER Confidential Information and with respect to SELLER Technology for a period of [*] from the date of disclosure, the receiving Party agrees to use the same degree of care and discretion to avoid disclosure, publication or dissemination of Confidential Information outside of the receiving Party as it uses with its own similar information that it does not wish to disclose, publish or disseminate subject to the following conditions:

4.1.1 BUYER may use SELLER Confidential Information for the sole purpose of effectuating the provisions of this Agreement, and for no other purpose. However, BUYER may use the “Residuals” of the SELLER Confidential Information for any purpose, subject to the obligation of confidentiality.

4.1.2 SELLER may use BUYER Confidential Information for the sole purpose of effectuating the provisions of this Agreement, and for no other purpose. However, SELLER may use the “Residuals” of the BUYER Confidential Information for any purpose, subject to the obligation of confidentiality.

4.1.3 “Residuals” means the ideas, concepts, know-how and techniques, related to the receiving Party’s business activities, which are contained in the disclosing Party’s Confidential Information and retained in the unaided memories of the receiving Party’s employees who have had rightful access to the disclosing Party’s Confidential Information pursuant to this Agreement.

4.2	Confidential Information will be disclosed either: in writing, by delivery of items; by initiation of access to Confidential Information, such as may be contained in a database; or by oral or visual presentation.

4.3	The disclosing Party agrees to: coordinate and control the disclosure of Confidential Information with the receiving Party’s coordinator; and mark tangible Confidential Information as SELLER Confidential Information or BUYER Confidential Information as the case may be. If Confidential Information is not so marked or is disclosed orally, the disclosing Party agrees to: identify Confidential Information as confidential at the time of disclosure, and provide the receiving Party written confirmation within [*] after disclosure. The receiving Party may disclose Confidential Information to: employees, consultants, contractors, subcontractors and customers of the receiving Party, its parent and Subsidiaries who have a need to know. Before disclosure to any of the above parties, the receiving Party agrees to have a written agreement with such party sufficient to require it to protect Confidential Information in accordance with this Agreement.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.4	Notwithstanding any other provisions of this Agreement, the nondisclosure and use obligations specified herein shall not apply to any Confidential Information which:

4.4.1 is already in the possession of the receiving Party or any of its Subsidiaries without obligation of confidence;

4.4.2 is independently developed by employees (without use of Confidential Information) of the receiving Party or any of its Subsidiaries;

4.4.3 becomes publicly available without breach of this Agreement;

4.4.4 is rightfully received by the receiving Party from a Third Party not under an obligation of confidentiality;

4.4.5 is released for disclosure by the disclosing Party with its written consent; or

4.4.6 is inherently disclosed in the use, lease, sale, or other distribution of, any available product or service or publicly available supporting documentation therefore by or for the receiving Party or any of its Subsidiaries.

4.5.	Disclosure of Confidential Information shall not be precluded if such disclosure is:

4.5.1 in response to a valid order of a court or other governmental body; provided, however, that the receiving Party shall first promptly provide the disclosing Party notice of the order and make a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued; or

4.5.2 otherwise required by law; or

4.5.3 necessary to establish the receiving Party’s rights under this Agreement.

4.6	If any Confidential Information falls under an exception set forth in Sections 4.4.1 through

4.4.6, the receiving Party shall not disclose that the disclosing Party hereto was the source of that Confidential Information.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SECTION 5 – TECHNICAL COORDINATORS

5.1	Responsibilities

Work done under this Agreement, including day-to-day activities, shall be under the general direction of the Technical Coordinators who shall be responsible for managing the proper exchange of Information pursuant to Section 5.

5.2	Technical Coordinators

The Technical Coordinators for the Parties are:

For SELLER:	For BUYER:
[*]	[*]
Tel: [*]	Tel: [*]
Fax:	Fax: [*]

Each Party may change its Technical Coordinator at any time and from time to time during the term of this Agreement by notifying the Technical Coordinator for the other Party in writing at the designated address. Such change is effective upon receipt of the notice of change.

SECTION 6 – TERM AND TERMINATION

6.1	The term of Agreement shall begin on the Effective Date, and unless previously terminated as hereinafter set forth, shall remain in force and effect.

6.2	SELLER shall have the right to terminate this Agreement, including the licenses granted herein by giving written notice of termination to BUYER, upon the happening of any of the following events:

6.2.1	BUYER fails at any time to make any payment required in the Asset Purchase Agreement; or

6.2.2	An intentional and material breach by either Party of any of its obligations under Sections 2.2 and 2.6 this Agreement, including, for clarity, any intentional and material breach by BUYER which results in Fragmentation of the POWER PC Book E Architecture, if such material breach is not cured within [*] after receipt of a written notice from the nonbreaching Party specifying such material breach (the “Cure Period”), or, if such breach is not curable, the breaching Party’s failure to take reasonable corrective steps during the Cure Period to prevent further occurrences of such material breach.

6.3	If BUYER is acquired by a third party, thereby becoming a Subsidiary of the third party, if BUYER notifies SELLER in writing prior to said acquisition, BUYER may retain its rights hereunder so long as such acquiring third party accepts the obligations of this Agreement and unless one of the following applies (in which case the Agreement will terminate):

6.3.1	SELLER has an unresolved intellectual property dispute with said third party;

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.3.2 SELLER has ongoing litigation with said third party in which the claim is for injunctive relief or specific performance or damages in excess of [*].

6.4	Sections 1, 2.1, 2.3, 2.5, 4, 5, 6, 7, 8, 9, 10 and 11 shall survive and continue after any termination of this Agreement.

6.5	Promptly after termination of this Agreement, BUYER shall return to SELLER the SELLER Technology and any SELLER Confidential Information related thereto in BUYER’s possession, except that which is required for BUYER or its Subsidiaries to continue to provide support to their customers of Licensed Products for so long as BUYER or its Subsidiary is providing such support, which SELLER Technology and related SELLER Confidential Information shall be returned promptly after BUYER and its Subsidiaries ceases providing such support. Promptly after termination of this Agreement, SELLER and its Subsidiaries shall return to BUYER any BUYER Confidential Information in SELLER and its Subsidiaries’ possession.

6.6	The licenses granted herein to BUYER shall terminate upon any termination of this Agreement, provided that those license rights which are required to enable BUYER or its Subsidiaries to continue to provide support to their customers of Licensed Products as provided in Section 6.5 will remain in effect.

6.7	In addition, to the extent that BUYER has any sales obligations that pertain to Licensed Products, and it is contractually bound to perform such obligations as of the effective date of termination of this Agreement (“Termination Date”), for a period of [*] after the Termination Date, BUYER shall be entitled to continue to utilize the SELLER Technology pursuant to the license set forth herein, solely as necessary to fulfill such contractual obligations. BUYER shall take all reasonable steps to clearly indicate to the marketplace that it will not accept any new orders or any other contractual commitments to supply any products, services, or materials that pertain to the licensed technology (including, by way of example and not limitation, deleting such products or services from its web sites and other portals, and discontinuing related marketing and sales activities), and it shall not accept or otherwise perform on any such new orders, either from new customers or those for whom it is fulfilling such contractual commitments after the Termination Date.

SECTION 7 - REPRESENTATIONS AND WARRANTIES

7.1	SELLER represents and warrants that the POWER PC 403, 405 and 440 Hard Cores, delivered to BUYER hereunder will have achieved POWER PC Compliance respectively, at the time of delivery.

7.2	SELLER represents and warrants that it has the full right and power to grant the licenses set forth in Section 2, provided however, that SELLER makes no representations or warranties with respect to any infringement of patents or other intellectual property rights of Third Parties other than that stated in Section 7.3.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.3	SELLER represents and warrants that to the knowledge of [*] SELLER has not received from any third party any written claim alleging SELLER’s infringement of any intellectual property rights relative to the SELLER Designs.

7.4	Except as provided in Sections 7.1, 7.2 and 7.3, any item, including any products, services, information or technology furnished by one Party to the other Party, pursuant to this Agreement, are furnished “AS IS” without warranty of any kind. Any promise, affirmation, description or sample which might otherwise form a warranty under this Agreement is deemed not to have formed the basis of a warranty hereunder.

7.5	Except as provided in Section 7.3, neither Party warrants that any products, services or deliverable items provided to the other Party under this Agreement is free of infringement of Third Party intellectual property rights.

7.6	[*]

7.7	[*]

SECTION 8 - LIMITATION OF REMEDIES

8.1	In no event shall either Party be liable to the other Party for incidental damages, lost profits, lost savings or any other consequential damages, regardless of whether the claim is for breach of contract, warranty, tort (including negligence), failure of a remedy to accomplish its purpose or otherwise, even if such Party has been advised of the possibility of such damages.

8.2	Except as provided in Section 7, neither Party will be liable for any damages claimed by the other Party based on any Third Party claim.

8.3	In no event shall either Party’s aggregate liability to the other Party for direct damages resulting in connection with any claim or claims relating to this Agreement exceed the amount of [*], regardless of the form of action, provided that this limitation will not apply to (i) breach of confidentiality under Section 4, (ii) breach of the terms of Section 2, (iii) claims for death, bodily injury or damage to real property or tangible personal property for which the Party is legally liable, or (iv) breach of Section 7, which shall be covered under Section 9.2 of the Asset Purchase Agreement.

SECTION 9 - NOTICES

9.1	Any notice or other communication required or permitted to be made or given to either Party hereto pursuant to this Agreement shall be sent to such Party by facsimile with receipt of transmission, or by certified or registered mail, postage prepaid, addressed to the person named below and shall be deemed to have been made, given or provided on the date of facsimile transmission or mailing.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SELLER:
IBM Corporation
[*]
With a copy to:

IBM Corporation
2070 Route 52
Hopewell Junction, NY 12533
Phone: [*]
Attention: [*]

BUYER:	Applied Micro Circuits Corporation
[*]
Applied Micro Circuits Corporation
6290 Sequence Drive
San Diego, CA 92121
Phone: [*]
Fax: [*]

9.2	A Party hereto may change its address for the purposes of this Section 9 by giving written notice of such change of address to the other Party in the manner herein provided.

SECTION 10 – MISCELLANEOUS

10.1	Except as set forth in Attachment 1 hereto, nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of any Party hereto (including any contraction, abbreviation or simulation of any of the foregoing).

10.2	Unless required by law or necessary to establish rights against the other Party hereunder, each Party agrees not to disclose to any Third Party the terms, conditions or subject matter of this Agreement without the prior written consent of the other Party.

10.3	Nothing contained in this Agreement shall be construed as conferring on either Party any license or other right to copy the exterior design of any product of the other Party.

10.4	Neither this Agreement nor any activities hereunder will impair any right of SELLER or BUYER to design, develop, manufacture, market, service or otherwise deal in, directly or indirectly, any products or services. Nothing herein requires either Party to develop any particular product or to continue to market or to refrain from marketing any particular product. Each Party is free, in its sole discretion, to make its own decisions with respect to the development or discontinuation of the products it develops and the manner in which it

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

markets its products and services. Each Party may pursue activities independently with any Third Party even if competitive with the activities under this Agreement. The Parties affirm that their respective pricing information relative to the subject matter of this Agreement shall not be discussed or exchanged by the Parties.

10.5	Each Party to this Agreement is an independent contractor and is not an agent of or joint venturer with the other Party for any purpose whatsoever. Neither Party will make any warranties or representations on the other Party’s behalf, and it will not assume or create any obligation on the other Party’s behalf. Nothing herein shall be taken to constitute a partnership or joint venture between the Parties hereto.

10.6	Except as expressly permitted herein, neither BUYER nor SELLER shall assign or sublicense any of its rights or privileges hereunder without the other party’s prior written consent, which shall not be unreasonably withheld. Any attempted act in derogation of the foregoing shall be considered void. However, a party which undergoes reorganization may assign such rights and delegate its obligations to its legal successor, provided that after the reorganization, the successor and its Subsidiaries will have essentially the same assets as such party and its Subsidiaries had prior to the reorganization. Notwithstanding the foregoing, BUYER shall have the right to assign this Agreement to a Subsidiary of BUYER, so long as such assignment is made subject to the terms and conditions of this Agreement.

10.7	Each Party shall be responsible for compliance with all applicable laws, regulations and ordinances. In addition, unless authorized by appropriate government license or regulation, no Party and none of its agents or employees acting on behalf of said Party will export or re-export, directly or indirectly, any technology (including technical data or technical assistance), or its direct product of the other Party, or any process, product or service to any country specified in the applicable laws and regulations of the United States as a prohibited destination, including its foreign nationals. Upon request, each Party will advise the other of the countries then specified as prohibited destinations. As of the Effective Date the countries and nationals listed under the United States export laws and regulations that may require prior U.S. government authorization include: Albania, Armenia, Azerbaijan, Belarus, Bulgaria, Cambodia, Cuba, Estonia, Georgia, Kazakhstan, Kyrgyzstan, Iran, Iraq, Laos, Latvia, Libya, Lithuania, Macao, Moldova, Mongolia, North Korea, People’s Republic of China, Romania, Russia, Sudan, Syria, Tajikistan, Turkmenistan, Ukraine, Uzbekistan, and Vietnam.

10.8	Any waiver by either Party of any breach of, or failure to enforce at any time, any of the provisions of this Agreement, shall not be construed as or constitute a continuing waiver of such provision, or a waiver of any other provision of this Agreement, nor shall it in any way affect the validity of this Agreement or any part thereof, or the right of either Party thereafter to enforce each and every provision of this Agreement.

10.9	If any provision of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the availability, legality and enforceability of any such provision in every other respect and the remainder of this Agreement shall

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

continue in effect so long as it still expresses the intent of the Parties. If it no longer expresses the intent of the Parties, the Parties will negotiate a satisfactory alternative to such provision; if, after reasonable efforts, such alternative cannot be found, this Agreement shall either be renegotiated or terminated.

10.11	No action, regardless of form, arising out of this Agreement, except for intellectual property actions or actions based on a breach of Section 7, may be brought by either Party more than [*] after the cause of action has arisen.

10.12	Either Party hereto shall be excused from the fulfillment of any obligation under this Agreement for so long as, and to the extent, such fulfillment may be hindered or prevented by any circumstance of force majeure, such as but not limited to, acts of God, war whether declared or not, riot, lockout, fire, shortages of materials or transportation, power failures, national or local government regulations, or any other circumstances outside its control.

10.13	[Reserved]

10.14	This Agreement may be executed by the Parties hereto in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same instrument. Confirmed facsimile signatures shall have the same effect as original signatures for the purpose of executing this Agreement. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SECTION 11 - GOVERNING LAW AND JURISDICTION

11.1	This Agreement shall be construed, and the legal relations created herein between the Parties shall be determined, exclusively in accordance with the laws of the United States of America and, specifically, the State of [*], without regard to conflicts of law, as if said Agreement were executed in, and to fully performed within, the State of [*]. Any proceeding to enforce or to resolve disputes relating to this Agreement shall be brought exclusively before a court of competent jurisdiction in the State of [*], including a Federal District Court, sitting within such State. In any such proceeding, neither Party shall assert that such a court lack jurisdiction over it or the subject matter of the proceeding. The Parties hereby expressly waive any right to a jury trial and agree that any proceeding hereunder shall be tried by a judge without a jury. Furthermore, this Agreement has been executed in English, and any translation of this Agreement into any other language shall in no manner whatsoever affect the content, meaning, or interpretation of the English originals.

11.2	This Agreement will not be binding upon the Parties until the Effective Date. This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter hereof and shall supersede all previous communications, representations, understandings and agreements, whether oral or written, between the Parties or any officer or representative thereof with respect to the subject matter of this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and signed on behalf of both Parties by their respective representatives thereunto duly authorized. The requirement of written form may only be waived in writing.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

INTERNATIONAL BUSINESS MACHINES CORPORATION		APPLIED MICRO CIRCUITS CORPORATION

By:	/s/ Kevin Carswell	By:	/s/ David Rickey
Name:	Kevin Carswell	Name:	David Rickey

Title:	IBM VP Semiconductor Products & Development	Title:	Chairman, President and CEO
Date:	April 12, 2004	Date:	April 12, 2004

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.